                                                                      EXHIBIT 11

              SEPARATE ACCOUNT ADMINISTRATIVE SERVICES AGREEMENT


     THIS SEPARATE ACCOUNT ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement"), dated as of May 15, 1998, , is made by and between Provident National Assurance Company ("Provident") on behalf of itself and on behalf of its Separate Account B (the "Separate Account") and The Variable Annuity Life Insurance Company ("VALIC"), a Texas stock life insurance company ("Administrator").

     WHEREAS, the parties previously entered into the Acquisition Agreement (defined below) and this Agreement is being entered into as contemplated by the Acquisition Agreement.

     WHEREAS, Provident wishes to appoint Administrator to provide certain administrative services with respect to the Separate Account and the Contracts (as defined below), and Administrator desires to provide such administrative services.

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and upon the terms and conditions set forth herein, the parties to this Agreement agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

     The following terms shall have the respective meaning set forth below throughout the Agreement:

     "ADMINISTRATOR LOSSES" shall have the meaning set forth in Section 10.1.

     "ADMINISTRATIVE SERVICES" shall have the meaning set forth in Section 2.1.

     "ACQUISITION AGREEMENT" means the Asset Transfer and Acquisition Agreement entered into by and among Provident, various affiliates of Provident, VALIC, and various affiliates of VALIC, dated as of December 8, 1997, and all exhibits thereto, as amended through the date hereof.

     "AFFILIATE" means, with respect to any Person, at the time in question, any other Person controlling, controlled by, or under common control with, such Person.

     "BOARD OF MANAGERS" shall mean the Board of Managers of the Separate
     Account.

     "BUSINESS" shall have the same meaning as set forth in the Acquisition Agreement.

     "BUSINESS DAY" shall have the same meaning as set forth in the Acquisition Agreement.

     "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 5.3.

     "CONTRACT" means a contract of the Separate Account as identified in Schedule A hereto.

     "CONTRACTHOLDER" means the holder of a Contract.

     "COMMISSION" means the United States Securities and Exchange Commission.

     "EFFECTIVE DATE" shall mean August 31, 1998.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "FILINGS" shall mean all documents required to be filed with the Commission relating to the Separate Account, including, but not limited to, Registration Statements, Annual and Semi-Annual Reports to Contractholders, Contractholder proxy materials, and filings on Form N-3, Form NSAR, and Form 24 F-2

     "INDEMNIFIED PARTY" shall have the meaning set forth in Section 10.2.

     "INDEMNIFYING PARTY" shall have the meaning set forth in Section 10.2.

     "INTERMEDIARY" means an individual or entity designated by a Contractholder as its broker of record or as the individual or entity that will act on such Contractholder's behalf, in some or all respects, in connection with such Contractholder's Contract.

     "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

     "RULES AND REGULATIONS OF THE SEPARATE ACCOUNT" shall mean the Separate Account's governing Rules and Regulations as adopted by the Separate Account's Board of Managers and, as amended, from time to time.

     "SEPARATE ACCOUNT LOSSES" shall have the meaning set forth in Section 10.1.

     "SERVICE PROVIDER" means an individual or entity, other than an Intermediary, that provides services to holders of Contracts.

     "THIRD PARTY CLAIM" shall have the meaning set forth in Section 10.3.

     "UMPIRE" shall have the meaning set forth in Article 12.

                                   ARTICLE 2
            APPOINTMENT; STANDARDS; NOTIFICATION OF CONTRACTHOLDERS
            -------------------------------------------------------

     2.1  APPOINTMENT AND ACCEPTANCE OF APPOINTMENT.  Provident hereby appoints
          -----------------------------------------
Administrator to provide, with respect to the Separate Account and the Contracts, the administrative services specified herein (collectively, the "Administrative Services") for the period specified in Section 11.1, and Administrator hereby accepts such appointment and agrees to perform such services.

     2.2  STANDARDS.  Administrator acknowledges that the performance of the
          ---------
Administrative Services in an accurate and timely manner is of paramount importance to Provident and the Separate Account. Administrator agrees to perform the Administrative Services with the skill, diligence and expertise commonly expected from experienced and qualified personnel, performing such duties and in conformance with industry standards and applicable law; provided that, prior to the date hereof, the Separate Account shall have been administered in compliance with all applicable representations and warranties in the Acquisition Agreement.

     2.3  NOTIFICATION OF CONTRACTHOLDERS.  Administrator agrees to send to (i)
          -------------------------------
holders of the Contracts, (ii) Intermediaries, and (iii) Service Providers, a written notice prepared by the Separate Account and reasonably acceptable to Administrator to the effect that Administrator has been appointed by the Separate Account to provide Administrative Services. This notice shall be in the form of a supplement to the prospectus of the Separate Account. Administrator shall send such notice promptly after receipt thereof, but in no event more than 30 Business Days thereafter, by first class U.S. mail.


                                   ARTICLE 3
                            ADMINISTRATIVE SERVICES
                            -----------------------

     3.1  ADMINISTRATIVE SERVICES IN GENERAL.
          ----------------------------------

          (a) Administrator agrees to perform all administrative services required to be performed with respect to the Separate Account and the Contracts, and is authorized to do so in the name or on behalf of Provident or the Separate Account where appropriate, including, without limitation those Administrative Services specifically provided for in Sections 3.2 through 3.3 and elsewhere in this Agreement, subject to the next following sentence. In no event shall Administrator be responsible for the preparation or timely filing of the Filings nor shall Administrator provide investment advisory services to the Separate Account.

          (b) The intention of the parties is that Administrator will perform the Administrative Services in such a way as to minimize the involvement of the Separate Account. When performing Administrative Services for the Separate Account, the Administrator will comply with the provisions of the Rules and Regulations of the Separate Account provided to

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Administrator by Provident, will safeguard and promote the welfare of the
Separate Account, and will comply with the policies that the Board of Managers may from time to time reasonably determine; provided that such policies are not in conflict with this Agreement, the Separate Account's governing documents, or any applicable statutes or regulations; and further provided that Administrator shall have no responsibility for compliance with any such provisions or policies until it shall have received certified copies thereof.

     3.2 ADMINISTRATIVE SERVICES AND DUTIES FOR SEPARATE ACCOUNT. As Administrator, and subject to the supervision and control of the Separate Account's Board of Managers, the Administrator will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Separate Account:

          (a) maintain copies of the Separate Account's governing documents, including the Rules and Regulations, provided that Provident shall provide Administrator all current copies of such documents;

          (b) prepare and file with state insurance departments, necessary filings for the Separate Account, and prepare and maintain required licenses and permits of the type VALIC prepares and maintains for its own separate accounts, and comply with all related regulatory requirements; provided that Administrator shall not be responsible for any such activities related to the Separate Account in combination with Provident's General Account (such as annual financial statements);

          (c) administer Contracts on behalf of the Separate Account with, among others, the Separate Account's custodian and transfer agent (as provided in Section 3.3), provided that Provident shall authorize Administrator to act on behalf of the Separate Account under such Contracts;

          (d) perform the accounting services for the Separate Account identified in Schedule B hereto;

          (e) calculate performance data of the Separate Account for dissemination to information services covering the investment company industry;

          (f) at least annually provide to Contractholders on the appropriate forms the amount and Federal and State income tax character of any distributions;

          (g) examine and review the operations of the Separate Account custodian, transfer agent and investment adviser to promote compliance with applicable state and federal law;

          (h) handle the printing and the distribution of publicly disseminated prospectuses and reports;

          (i) prepare and disseminate confirmations pursuant to Rule 10b-10 of the Exchange Act;

          (j) respond to Contractholder inquiries;

          (k) perform internal audit examinations in accordance with procedures adopted by the Administrator and the Separate Account;

          (l) assist with the operation of the Separate Account as may be reasonably requested;

          (m) monitor the Separate Account's compliance with Section 817 and Sections 851 through 855 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, so as to enable the Separate Account to comply with the diversification requirements applicable to investments of variable contracts and to maintain its status as a "regulated investment company;" and

          (n) advise the Separate Account and its Board of Managers on matters concerning the Separate Account and its affairs.

     3.3  ADMINISTRATIVE SERVICES AND DUTIES FOR CONTRACTS.

          (a) Collection Services.  Administrator agrees to perform the
              -------------------
following services with respect to amounts due from holders of the Contracts:

              (i) Collect premiums, deposits and other remittances from Contractholders and from any collection facility, including Intermediaries and other persons or institutions that receive remittances with respect to the Contracts, and process the remittances in a manner reasonably acceptable to the Separate Account.

              (ii) Maintain records pertaining to the collection and processing of premiums, deposits or other remittances in a format agreed to by the parties.

          (b) Processing of Disbursements.  Administrator agrees to perform the
              ---------------------------
following services with respect to disbursements made in respect of the Contracts for payment of annuity benefits, withdrawals, surrenders, transfers, and returns of deposits:

              (i)  Receive and process requests for disbursements.

              (ii) Process certain transactions, including, but not limited to, policy lapses, expiries and/or non-forfeiture options with respect to the Contracts.

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

               (iii) Evaluate requests for disbursements and either pay any such request for disbursement, in accordance with Section 3.3 (c), or propose to deny any such request for disbursement in full or in part, in accordance with Section 3.3 (d) within the time period specified in the applicable Contract or within any shorter time provided by applicable statute, rule or regulation. In the event that Administrator is unable to make a determination as to whether any such request for disbursement should be paid or denied within the specified period, it shall notify the Separate Account promptly in writing and shall state in such notice the reasons for such delay.

          (c)  Payment of Disbursements. Administrator agrees to pay all
               ------------------------
disbursements from the assets of the Separate Account and provide notice to Provident with respect to disbursements from the assets of the General Account as necessary.

          (d)  Denied Disbursements.
               --------------------

               (i) Administrator agrees to promptly notify the Separate Account of any litigation that has been instituted or threatened, or of any complaint that any person has filed or has threatened to file with any state insurance department or other regulatory agency, with respect to any denied disbursement request or any disbursement request-handling procedure in connection with a Contract, regardless of whether the disbursement request was paid or denied, or with respect to any other matter relating to a Contract. Such notice shall contain a report summarizing the nature of the litigation or complaint, the alleged actions or omissions giving rise to the litigation or complaint and copies of any files that Provident or the Separate Account may require to respond to the litigation or complaint.

               (ii) Provident agrees to promptly notify Administrator of any litigation that has been instituted or threatened, or of any complaint which any person has filed or has threatened to file with any state insurance department or other regulatory agency, with respect to any denied disbursement request or any disbursement request-handling procedure in connection with a Contract, regardless of whether the disbursement request was paid or denied, or with respect to any other matter relating to a Contract. Such notice shall contain a report summarizing the nature of the litigation or complaint, the alleged actions or omissions giving rise to the litigation or complaint and copies of any files that Administrator may require to respond to the litigation or complaint.

               (iii) Administrator shall pay the expenses of any litigation or regulatory proceeding with respect to its obligations under this Agreement (subject to any indemnification rights of Administrator under this Agreement or any other agreement between Administrator and Provident, any Affiliate of Provident or the Separate Account); provided, however, that Administrator shall have no obligation to pay any expenses of the Separate Account with respect to actions arising from events or occurrences prior to the Effective Date.

                                   ARTICLE 4
                             YEAR 2000 COMPLIANCE
                             --------------------

     4.1  ADMINISTRATOR COMPLIANCE
          ------------------------

          (a) Administrator warrants and represents that it will use its best efforts to ensure that its operating systems (including computer software, hardware, and any other equipment with embedded chips) are or will be Year 2000 Compliant on December 31, 1998, or as soon thereafter as reasonably practicable. "Year 2000 Compliant" means that the operating systems shall have the ability to:

          (i) accept input and provide output of data involving dates or portion of dates correctly and without ambiguity as to the twentieth or twenty-first centuries;

          (ii) manage, store, manipulate, sort, sequence, and perform calculations (collectively "process") with respect to data involving dates or portions of dates before, during, and after January 1, 2000 (including single century or multi-century date formulas) without malfunction, abends or aborts; and

          (iii) correctly process leap years including Year 2000, and any Special Dates as defined below when used in accordance with their associated documentation, and provided that all other products (for example, hardware, software, and firmware) used with the operating systems properly exchange date data with it.

     This Year 2000 warranty shall survive for the full term of this Agreement and any renewals, if applicable. This Year 2000 warranty shall not be subject to any disclaimer or exclusion of warranties or to any limitation of Administrator's liability under this Agreement.

     The term "Special Dates," as used herein, means dates used by programmers to create exceptions where no date could be determined as specified to serve as end-of-file indicators or to facilitate sort routines. Administrator shall disclose to Provident the Year 2000 development or remediation method used (e.g., full 4-digit data expansion, sliding window, fixed window [if so, which year is fixed], and data encoding/compression) and of the testing methods Administrator used to ensure Year 2000 compliance of the operating systems.

        (b) Administrator indemnifies and holds harmless from and against any and all loss, liability, cost, damage or expense (including reasonable legal and accounting fees) incurred by Provident and the Separate Account and resulting from or arising in connection with a failure of

Administrator's operating systems to be Year 2000 Compliant, as defined in this Agreement, by December 31, 1999. Administrator shall not be liable for a failure of other products used with the Administrator's operating systems (for example, hardware, software and firmware) to properly exchange accurate date data with Administrator's operating system. This indemnification shall survive termination of this Agreement.

     If, after December 31, 1998, Administrator fails to make the operating systems Year 2000 Compliant within a reasonable period of time (as determined by Provident) after receipt of written notice from Provident, Provident shall have the option of terminating the Agreement.


                                   ARTICLE 5
                          BOOKS AND RECORDS; REPORTS
                          --------------------------

     5.1  MAINTENANCE OF BOOKS AND RECORDS.
          --------------------------------

          (a) For the duration of this Agreement, Administrator shall maintain, at a location to be agreed upon by Administrator and Provident, books and records of all transactions, occurring under and during the term of this Agreement, pertaining to the Separate Account and the Contracts, including any disbursement requests submitted in respect of the Contracts and any documents relating thereto, any communications relating to any Contract, any communication with any regulatory authority, complaint logs and all data used by Administrator in the performance of services required under this Agreement. These books and records shall be maintained (i) in accordance with any and all applicable statutes, rules and regulations and (ii) in a format no less accessible than the format in which such books and records are maintained on the date hereof. In compliance with Rule 31a-3 under the Investment Company Act of 1940 ("1940 Act"), all such books and records pertaining to the Separate Account and the Contracts shall be made available to the Separate Account, its auditors or other designees, and regulatory agencies, during normal business hours and at any other time on reasonable notice, for review, inspection, examination and reproduction. Administrator shall preserve for the periods prescribed by 1940 Act Rule 31a-2, the records required to be maintained by Rule 31a-1. Upon termination of this Agreement, all books and records pertaining to the Separate Account and the Contracts which have not expired, including the books and records preserved by the Administrator pursuant to 1940 Act Rules 31a-1 and 31a-2, shall be delivered promptly to Provident or such other person or entity as Provident shall designate in writing.

          (b) Administrator shall back up all of its computer files used in the performance of services under this Agreement on a daily basis and shall maintain back-up files in an off-site location.

          (c) Administrator shall maintain facilities and procedures reasonably acceptable to Provident for safekeeping all records used in the performance of services under this Agreement.

     5.2  TRANSACTION REPORT.  Within ten Business Days of the end of each
          ------------------
calendar quarter during the term of this Agreement, Administrator shall provide Provident with a summary report and accounting of all transactions, including receipts, payments, policy loans, surrenders and other matters, that have occurred during that quarter, in a form acceptable to Provident. Administrator shall provide a final accounting to Provident within 15 Business Days following the end of the month during which the termination of this Agreement occurs.

     5.3  CONFIDENTIAL INFORMATION.  Administrator and Provident acknowledge
          ------------------------
that during the performance of services pursuant to this Agreement, each of them will be exposed to the confidential and proprietary information of the other party and the other party's Affiliates (the "Confidential Information"). Each party agrees to take all commercially reasonable measures to prevent the Confidential Information from being acquired by unauthorized Persons to the same extent it protects its own confidential and proprietary information, and will not disclose the Confidential Information to third parties without the prior written consent of the other party, except as required by law. Administrator and Provident agree that the Confidential Information will not be used for any purpose other than the performance of responsibilities and duties hereunder, except after prior notification to, and approval in writing by, the other party. This Section 5.3 shall survive the termination of this Agreement under Article 11.

     5.4  USE OF PROVIDENT'S OR SEPARATE ACCOUNT'S NAME.  Administrator will
          ---------------------------------------------
furnish, or will cause to be furnished to Provident, all documentation, or as appropriate, a form of such documentation, in which Provident or the Separate Account is named, at least fifteen (15) Business Days prior to its intended use. No such documentation will be used if Provident or the Separate Account objects to its use in writing within ten (10) Business Days after receipt of such material.

     5.5  USE OF ADMINISTRATOR'S NAME.  Provident will furnish, or will cause to
          ---------------------------
be furnished to Administrator, all documentation, or as appropriate, a form of such documentation, in which Administrator is named, at least fifteen (15) Business Days prior to its intended use. No such documentation will be used if Administrator objects to its use in writing within ten (10) Business Days after receipt of such material.


                                   ARTICLE 6
                     INABILITY TO PERFORM SERVICES; ERRORS
                     -------------------------------------

     6.1  INABILITY TO PERFORM SERVICES.  In the event that Administrator shall
          -----------------------------
be unable to perform services as required by this Agreement for any reason for a period that can reasonably be expected to exceed five Business Days, Administrator shall cooperate with Provident in obtaining an alternative means of providing such services. Administrator will be responsible for all costs incurred in either restoring services or obtaining an alternative source of services, except to the extent such inability by Administrator to perform the services required by this Agreement is the result of, or is caused by, the failure of Provident to perform its obligations under this Agreement or its obligations with respect to the Contracts or the Separate Account prior to the Effective Date.

     6.2  ERRORS. Subject to the next following sentence, Administrator shall,
          ------
at its own expense, correct any errors in Administrative Services caused by it within a reasonable time after receiving notice thereof from Provident or otherwise, except to the extent such inability by Administrator to perform the services required by this Agreement is the result of, or is caused by, the failure of Provident, the Separate Account or any of their Affiliates as the case may be, to perform its obligations as set forth under this Agreement or its obligations prior to the Effective Date. If Administrator incorrectly calculates the accumulation unit value or annuity unit value with respect to a Contract through no fault of Separate Account, Administrator shall notify the Separate Account's custodian and shall use its best efforts to effect for the Separate Account, on behalf of Contractholders, an adjustment to the number of accumulation units purchased or annuity units redeemed to reflect the correct value.


                                   ARTICLE 7
                                   EXPENSES
                                   --------

     Administrator shall be responsible for expenses incurred in providing to the Separate Account the Administrative Services. Provident, the Separate Account or the Separate Account's investment adviser shall be responsible for all other expenses incurred by Administrator on behalf of the Separate Account, including without limitation: (i) investment advisory fees; (ii) interest and taxes; (iii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iv) fees and expenses of the Separate Account's Board of Managers, other than those who are "interested persons" of the Administrator, distributor or investment adviser of the Separate Account; (v) legal and audit expenses; (vi) custodian, registrar, and transfer agent fees and expenses; (vii) fees and expenses related to the registration and qualification of the Separate Account and the Separate Account shares distributed under state and federal securities laws; (viii) all other expenses incidental to holding meetings of the Separate Account's Contractholders, including proxy solicitations therefor; and (ix) insurance premiums and fidelity and other coverage of the Separate Account.


                                   ARTICLE 8
                                 COMPENSATION
                                 ------------

     For services to be rendered by Administrator as provided in this Agreement, Provident shall pay to Administrator a monthly fee in an amount equal to the total mortality and administrative fees charged under the Contracts during the immediately preceding month. Administrator will send Provident an invoice for the monthly fee amount, and payment shall be due within ten Business Days after Provident's receipt of the invoice.

     In the event the total expenses of the Separate Account in any fiscal year exceed expense limitations imposed by applicable state securities regulations, the Separate Account's investment adviser shall reimburse the Separate Account by the amount of such excess.

     In case of termination of this Agreement during any month, the administrative fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for the business day it is so in effect for that month.


                                   ARTICLE 9
                                   EXCHANGES
                                   ---------

     Administrator will utilize its best efforts to obtain the consent of each Contractholder to redeem or exchange their Contracts for other suitable investments. As part of this effort, either Administrator or an Affiliate or agent of Administrator will offer each Contractholder an annuity policy issued by Administrator or an Affiliate of Administrator in accordance with procedures that may include, but are not limited to, active contact through direct mail, telephone contact, person to person meetings and other means intended to result in the timely exchange of all Contracts subject to this Agreement. In performing its obligations under this section, Administrator and its Affiliates will comply with all applicable insurance and other laws and regulations regarding replacement of annuity policies.

     Administrator agrees that in no event, as part of this process, will Administrator disparage or criticize Provident, its operations, or its products, including but not limited to the Separate Account.


                                  ARTICLE 10
                                INDEMNIFICATION
                                ---------------

     10.1 INDEMNIFICATION.
          ---------------

          (a) Administrator agrees to indemnify and hold harmless Provident and the Separate Account and any of their directors, officers, employees, agents or Affiliates from any and all losses, costs, claims, demands, compensatory, indirect and/or punitive damages, fines and penalties (collectively, "Separate Account Losses") arising out of or caused by: (i) fraud, theft or embezzlement by officers, employees or agents of Administrator during the term of this Agreement; (ii) the failure, either intentional or unintentional, of Administrator to properly perform the services or take the actions required by this Agreement, including, without limitation, the failure to properly process, evaluate and pay disbursement requests in accordance with the terms of this Agreement; (iii) the breach of any representation or warranty of Administrator;
(iv) any other act of negligence, bad faith, reckless disregard or willful misconduct committed by officers, agents or employees of Administrator during the term of this

Agreement; (v) the failure of any subcontractor retained by Administrator in accordance with Section 14.8 to provide the services that Administrator is to provide hereunder; or (vi) any failure of Administrator to comply with applicable laws, rules and regulations during the term of this Agreement. The foregoing indemnity shall not apply to any Separate Account Losses to the extent caused by the failure of Provident or the Separate Account or any of their Affiliates to perform its obligations under this Agreement or its obligations with respect to the Contracts or the Separate Account prior to the Effective Date.

          (b) Provident agrees to indemnify and hold harmless Administrator and any of its directors, officers, employees, agents or Affiliates from any and all losses, costs, claims, demands, compensatory, indirect and/or punitive damages, fines and penalties (collectively, "Administrator Losses") arising out of or caused by: (i) fraud, theft or embezzlement by officers, employees or agents of Provident or the Separate Account; (ii) the failure, either intentional or unintentional, of Provident or the Separate Account to properly perform the services or take the actions required by this Agreement; (iii) the failure of Provident or the Separate Account to perform its obligations with respect to the Contracts or the Separate Account; (iv) the breach of any representation or warranty of Provident or the Separate Account; (v) any other act of negligence, bad faith, reckless disregard or willful misconduct committed by officers, agents or employees of Provident or the Separate Account; or (vi) any failure of Provident or the Separate Account to comply with applicable laws, rules and regulations during the term of this Agreement. The foregoing indemnity shall not apply to any Administrator Losses to the extent caused by the failure of Administrator or any of its affiliates to perform its obligations under this Agreement.

          (c) Failure to deliver a notice with respect to a claim (other than a claim based on a Third Party Claim) in a timely manner shall not be deemed a waiver of the Indemnified Party's right to indemnification hereunder for Losses in connection with such claim, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party's Losses would have been reduced had such Claims Notice been timely delivered.

     10.2 NOTICE OF THIRD PARTY CLAIMANT. In the event that either party hereto
          ------------------------------
asserts a claim for indemnification hereunder, such party seeking indemnification (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party"), no later than ten Business Days after such claim becomes known to the Indemnified Party, specifying the facts constituting the basis for, and the amount (if known) of, the claim asserted.

     10.3 RIGHT TO CONTEST CLAIMS OF THIRD PARTIES.
          ----------------------------------------

          (a) If an Indemnified Party asserts, or may in the future seek to assert, a claim for indemnification hereunder because of a claim or demand made, or an action, proceeding or investigation instituted, by any Person not a party to this Agreement that may result in an Administrator Loss with respect to which Administrator is entitled to indemnification pursuant to Section 10.1(b) or a Separate Account Loss with respect to which Provident or the Separate

Account is entitled to indemnification pursuant to Section 10.1(a) (a "Third Party Claim"), the Indemnified Party shall so notify the Indemnifying Party as promptly as practicable, but in no event later than ten (10) Business Days after such Third Party Claim is actually known to the Indemnified Party. Failure to deliver notice with respect to a Third Party Claim in a timely manner shall not be deemed a waiver of the Indemnified Party's right to indemnification for Losses in connection with such Third Party Claim but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party's losses would have been less had such notice been timely delivered.

          (b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, contest, defend or settle the Third Party Claim; provided, that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Third Party Claim through representatives and counsel of its own choosing. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in defending and contesting any Third Party claim, or if appropriate and related to the Third Party claim in question, in making any counterclaim against the Third Party Claim, or any cross-complaint against any such Person (other than the Indemnified Party or its Affiliates). The failure of the Indemnifying Party to respond in writing to proper notice of a Third Party Claim within ten days after receipt thereof shall be deemed an election not to defend the same. Unless and until the Indemnifying Party elects to defend the Third Party Claim, the Indemnified Party shall have the right, at its option and at the Indemnifying Party's expense, to do so in such manner as it deems appropriate, including, but not limited to, settling such Third Party Claim (after giving notice of the settlement to the Indemnifying Party) on such terms as the Indemnified Party deems appropriate.

          (c) The Indemnified Party shall not settle or compromise any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) during the ten-day period specified above.

          (d) The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Third Party Claim which it has elected, or is deemed to have elected, not to defend, or which it does not have the right to defend under Section 10.3(b), with its own counsel and at its own expense.

          (e) Except as provided in the first sentence of Section 10.3(b), the Indemnifying Party shall bear all costs of defending any Third Party Claim and shall indemnify and hold the Indemnified Party harmless against and from all costs, fees and expenses incurred in connection with defending such Third Party Claim.

          (f) Administrator and Provident shall make mutually available to each other all relevant information in their possession relating to any Third Party Claim (except to the extent that such action would result in a loss of attorney-client privilege).

     10.4 INDEMNIFICATION PAYMENTS.  Any payment hereunder shall be made by wire
          ------------------------
transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.


                                  ARTICLE 11
                             DURATION; TERMINATION
                             ---------------------

     11.1 DURATION. This Agreement shall commence on the Effective Date and
          --------
continue until such time as none of the Contracts remains in force and no further Administrative Services in respect of the Contracts are required, or until it is terminated under Section 11.2. Administrator shall cooperate fully in the transfer of services and the books and records maintained by Administrator pursuant to Section 5.1 (or, where appropriate, copies thereof) to the Separate Account or Provident's designee, so that Provident or its designee will be able to perform the services required under this Agreement without interruption following termination of this Agreement.

     11.2 TERMINATION.
          -----------

          (a) This Agreement is subject to immediate termination at the option of Provident, upon written notice to Administrator, on the occurrence of any of the following events:

               (i) A voluntary or involuntary proceeding is commenced in any state by or against Administrator for the purpose of conserving, rehabilitating or liquidating Administrator, or Administrator shall lose its authority to perform services hereunder;

               (ii) There is a material breach by Administrator of any term or condition of this Agreement, that is not cured by Administrator within 90 days of receipt of written notice from Provident of such breach or act;

               (iii) Any liability policy or bond required pursuant to Article 13 is canceled, terminated or substantially revised; or

               (iv) A proceeding is instituted against Administrator by any federal or state regulatory authority that would materially impact the ability of Administrator to perform its obligations under this Agreement; or

               (v) Administrator is unable to perform the services required under Articles 3, 5 and 6 for a period of 90 consecutive days for any reason; provided, however, that the inability to perform such services is not due to the failure of Provident to perform its obligations under this Agreement or its obligations with respect to the Contracts or the Separate Account prior to the Effective Date.

          (b) In the event that this Agreement is terminated under Section 11.2(a), Administrator shall select a third party administrator to perform the services required by this Agreement. Provident shall have the right to approve any such administrator selected by Administrator, but such approval will not unreasonably be withheld. If Administrator fails to select an administrator pursuant to this provision within a reasonable period of time, Provident shall select such an administrator. In either case, Administrator shall pay all fees and charges imposed by the selected administrator that exceed those fees and charges set forth in Article 8 of this Agreement.

          (c) This Agreement is subject to immediate termination at the option of Administrator, upon written notice to Provident, on the occurrence of any of the following events:

               (i) A voluntary or involuntary proceeding is commenced in any state by or against Provident or the Separate Account for the purpose of conserving, rehabilitating or liquidating Provident or the Separate Account, or the Separate Account shall lose its qualification as a separate account under state insurance law;

               (ii) There is a material breach by Provident or the Separate Account of any term or condition of this Agreement, that is not cured by Provident or the Separate Account within 90 days of receipt of written notice from Administrator of such breach or act;

               (iii) Any liability policy or bond held by Provident or the Separate Account in compliance with federal securities law requirements is canceled, terminated or substantially revised;

               (iv) A proceeding is instituted against Provident or the Separate Account by any federal or state regulatory authority that would materially impact the ability of Provident or the Separate Account to perform its obligations under this Agreement; or

               (v) Provident is otherwise unable to perform its obligations under this Agreement for a period of 90 consecutive days for any reason.

          (d) In the event Provident or the Separate Account fails to make any payments due under Section 8 of this Agreement after receiving 30 days written notice of such failure to pay from Administrator, this Agreement is subject to immediate termination at the option of Administrator, upon written notice to Provident, and Administrator shall have no continuing obligations to Provident or the Separate Account hereunder.

          (e) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination.

                                  ARTICLE 12
                                  ARBITRATION
                                  -----------

     Any dispute arising out of or relating to the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration must be in writing and sent certified or registered mail, return receipt requested.

     One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator (the "Umpire") who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after ten days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator. If the two arbitrators are unable to agree upon the selection of the Umpire within 30 days of their appointment, then each arbitrator shall submit to the other a list of three Umpire candidates. Each arbitrator shall strike the names of two candidates from the other arbitrator's list, and the Umpire shall be selected from the two remaining candidates by a lot drawing procedure determined by the two arbitrators.

     Unless the parties otherwise agree all arbitrators shall be disinterested active or former officers of insurance or reinsurance companies.

     Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine a schedule for the conduct of the arbitration, including hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The panel shall determine where the arbitration shall take place. To the extent and only to the extent that the provisions of this Agreement are ambiguous or unclear, the panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business. Insofar as the arbitration panel looks to substantive law, the law of the state of Tennessee shall govern. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

     The panel shall render its decision, which shall be in writing and state the reasons therefor, within 60 days following the termination of hearings. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the Umpire. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to interest (determined at the panel's discretion) and attorneys' fees, to the extent permitted by law. The panel shall not award punitive damages under any circumstances.

                                  ARTICLE 13
                                   INSURANCE
                                   ---------

     13.1 LIABILITY INSURANCE.  Administrator shall maintain errors and
          -------------------
omissions liability coverages in commercially prudent amounts, to cover any loss arising as a result of any real or alleged negligence, errors or omissions on the part of Administrator's officers, agents or employees in any aspect of the performance of services under this Agreement.

     13.2 FIDELITY BOND. Administrator shall maintain fidelity bond coverage in
          -------------
commercially prudent amounts to cover any loss due to the misdeeds of Administrator's officers, employees or agents.

     13.3 CHANGES. Administrator shall notify Provident should any of its
          -------
insurance coverage referenced in this Article 13 be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Administrator shall notify Provident of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance.


                                  ARTICLE 14
                                 MISCELLANEOUS
                                 -------------

     14.1 HEADINGS, SCHEDULES AND EXHIBITS.  Headings used herein are not a part
          --------------------------------
of this Agreement and shall not affect the terms hereof. The attached Schedules and Exhibits are a part of this Agreement.

     14.2 NOTICES.  Any notice required or permitted hereunder shall be in
          -------
writing and shall be delivered personally (by courier or otherwise), telegraphed, telexed, sent by facsimile transmission, sent by electronic mail, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or sent by electronic mail, or, if mailed, three days after the date of deposit in the United States mails, as follows:


     (i) if to Administrator:

     VALIC
     2929 Allen Parkway
     Houston, Texas 77019
     Attention: Cynthia A. Toles, Esq.
     Telecopier No.: (713) 831-5065

     (ii)  if to Provident or the Separate Account:

     Provident Companies, Inc.
     1 Fountain Square
     Chattanooga, Tennessee 37402
     Attention: F. Dean Copeland
     Telecopier No.: (423) 755-2590

Any party may, by notice given in accordance with this Agreement to the other parties, designate another address or person for receipt of notices hereunder.

     14.3 AMENDMENTS.  This Agreement cannot be modified, changed, discharged or
          ----------
terminated, except by an instrument in writing signed by an authorized officer of each of the parties hereto.

     14.4 EXECUTION IN COUNTERPART.  This Agreement may be executed by the
          ------------------------
parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     14.5 LIMITED AUTHORITY. Provident, the Separate Account and Administrator
          -----------------
are not partners or joint venturers, and no employee or agent of either party shall be considered an employee or agent of the other. Administrator's authority shall be limited to that which is expressly stated in this Agreement. The performance of services by Administrator for the Separate Account pursuant to this Agreement shall in no way impair the absolute control of the business and operations of the Separate Account or Administrator by their respective Boards of Directors/Managers.

     14.6 ASSIGNMENT. This Agreement shall be binding upon and inure to the
          ----------
benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

     14.7 NO THIRD PARTY BENEFICIARIES.  Except as otherwise specifically
          ----------------------------
provided for herein, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     14.8 SUBCONTRACTING. Administrator may not subcontract for the performance
          --------------
of any services that Administrator is to provide hereunder, except as permitted in writing by Provident, which consent shall not be unreasonably withheld. Notwithstanding the foregoing sentence, Administrator shall be permitted to subcontract for the performance of any of such services with

(i) any of its Affiliates, (ii) any Person that is performing such services as a subcontractor for Provident or the Separate Account as of the Effective Date, without obtaining the consent of Provident or the Separate Account so long as Administrator notifies Provident or the Separate Account of such subcontract on or prior to the Effective Date, or (iii) any Person that is performing such services as a subcontractor for Administrator with respect to all or substantially all of Administrator's insurance business that is similar to the insurance business to be administered hereunder. The provisions of this Section
14.8 are not intended to and do not prohibit the employment by Administrator of temporary personnel from time to time, in the ordinary course of business.

     14.9  CHANGE IN STATUS. Administrator shall notify Provident immediately of
           ----------------
any "change of control" filing, the adoption of any plan to liquidate, merge or dissolve Administrator, or of any proceeding or lawsuit which effects Administrator's ability to perform this Agreement, including, but not limited to, insolvency or rehabilitation proceedings.

     14.10 SURVIVAL. The provisions of Section 5.3 and Articles 4, 10 and 12
           --------
shall survive the termination of this Agreement.

     14.11 FURTHER ASSURANCES.  Each of the parties hereto shall execute such
           ------------------
documents and other papers and perform such further acts as may be reasonably required to carry out the provisions of this Agreement.

     14.12 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
           -------------
ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     14.13 ENTIRE AGREEMENT.  This Agreement contains the entire agreement
           ----------------
among the parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect thereto.

     IN WITNESS WHEREOF, the parties have executed this Administrative Services Agreement as of the date first above written.

                              THE VARIABLE ANNUITY LIFE INSURANCE
                              COMPANY


                              BY: /s/ Craig Rodby
                                  ---------------
                                  Craig Rodby


                              PROVIDENT NATIONAL ASSURANCE COMPANY ON BEHALF OF ITSELF AND ON BEHALF OF ITS SEPARATE ACCOUNT B


                              BY: /s/ Henry T. Hardin III
                                  -----------------------
                                  Henry T. Hardin III